Exhibit 16.1

April 12, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentleman:

We have read Item 16F. Change in Registrant’s Certifying Accountant of Grupo Aeroportuario del Pacífico, S.A.B. de C.V.’s Form 20-F, and have the following comments:

1.	We agree with the statements made in the second, third, fourth and seventh paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first, fifth and sixth paragraphs.

Yours truly,

Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu Limited

/s/ SALVADOR ARTURO SÁNCHEZ BARRAGÁN

C. P. C. Salvador Arturo Sánchez Barragán

Cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Via email: SECPSletters@sec.gov
Mr. Fernando Bosque Mohino, Chief Executive Officer
Mr. Carlos Cárdenas Guzmán, Chairperson of the Audit Committee